Exhibit 99.2

Q2-2007 Earnings Conference Call Transcript

August 8, 2007

8:00 am Eastern Time

Operator:

Good morning my name is Lynn and I will be your conference operator today. At this time I would like to welcome everyone to Autobytel’s second quarter conference call. All lines have been placed on mute to prevent any background noise. After the speaker’s remarks there will be a question and answer session.

If you would like to ask a question during this time simply press star and then the number one on your telephone keypad. If you would like to withdraw your question press star then the number two on your telephone keypad. Thank you Mr. Roger Pondel you may begin your conference.

Roger Pondel:

Thanks operator. Good morning everyone especially those of you on the West Coast and welcome to Autobytel’s second quarter conference call. I’m Roger Pondel Autobytel’s investor relations representative and with us today from New York are Jim Riesenbach, Autobytel’s President and Chief Executive Officer and Monty Houdeshell the company’s Chief Financial Officer.

Before we begin I would like to remind everyone that during today’s call including the Q&A session any projections or other forward-looking statements made regarding future events and the future financial performance of the company are covered by the safe harbor statement contained in today’s press release and in public filings with the SEC. I caution you that actual events or results may differ materially from those forward-looking statements. Specifically, we refer you to the company’s form 10-K for the year ended December 31, 2006, which identifies the principal factors that could cause results to differ materially from those forward-looking statements. And with that I will turn the call over to Jim.

Jim Riesenbach:	Thank you Roger and thanks everyone for being here today especially those of you on the West Coast who are up very early to join us. Today I will make a few brief comments before turning the call over to Monty for a detailed review of our Q2 financials. And when Monty’s through I will come back to discuss the progress we’re making and then we’ll close the call with your questions.

Our second quarter came in very much as anticipated from a financial perspective and our new brand and Web site MyRide.com is now up and running in beta with significant work currently underway to prepare and refine the site for our planned broad market launch and roll-out in September.

Again this quarter ad revenue increased and expenses decreased. We have also continued to grow and stabilize our dealer base and we’ve unlocked additional value from our non-core assets through the recent sale of our RPM business. Despite these areas of progress, the entire Autobytel team fully realizes that additional and sustained progress and execution is required in order to reach our objectives of long- term growth and profitability.

We are definitely making progress toward our goal of becoming the leading online automotive experience and destination for consumers and the premier online marketing partner for dealers and manufacturers. And we are extremely excited about our prospects. Through MyRide and related efforts we will execute our media-centric strategy to best leverage many significant opportunities in the online automotive marketplace. We will do so with an expanding focus on stringent cost management and prudent financial decision-making to enhance shareholder value.

Now, I will let Monty provide some details about our second quarter financial results and then I’ll come back to update you on MyRide and discuss some of the exciting things underway at Autobytel. And as always we’ll wrap up with your questions. Monty.

Monty Houdeshell:	Thanks Jim. As Jim mentioned we are pleased to have completed the sale of our RPM or Retention Performance Marketing business. As we have discussed, RPM was not a core Autobytel operation given the company’s strategic goals and focus. For purposes of our financial reporting, RPM revenues and expenses have been excluded from our operating revenues and expenses for all periods reported and the $ 100,000 loss attributable to RPM has been reported in discontinued operations along with a $3 million gain on the sale of that business.

Discontinued operations in the second quarter also include $500,000 received in June as a final payment for our AIC division, which was sold in January of this year. As a result, our net loss for the quarter benefited from the inclusion of these items.

Now let’s move on to our second quarter operating results. Revenue for the three months ended June 30, 2007 was $24.3 million versus $25.1 million in the prior year period and $24.7 million in the preceding first quarter. In terms of mix, 69% was from leads for the quarter versus 71% a year ago and I’ll talk more about that in a moment. Twenty percent was from advertising up from 17% from last year and CRM and other was 11% for the second quarter 2007 and 12% in the prior year period [CORRECTED FROM STATEMENT THAT IT WAS THE SAME FOR BOTH PERIODS.] Total ad revenue was up 15% year over year primarily the result of an increase in revenue per 1,000 page views. Revenue per 1,000 page views was $ 40.02 in the second quarter of 2007 versus $30.52 in the second quarter of last year and $40.40 in the prior sequential quarter. The year-over-year increase was due to better management of ad inventory taking advantage of high demand from automotive advertisers. As a result, revenue attributed to the site advertising on all Autobytel brands was actually up a healthy 28% year over year. It was somewhat offset by a decline in our direct marketing advertising.

With regard to lead revenue we encountered some softness in this market as the overall industry lead supply has been under some pressure relative to dealer and OEM demand. We also face the tough sequential comparison since we recognized $1.1 million of previously deferred lead revenue in the first quarter of this year.

As Jim will discuss later, we think there is significant long-term value in this market for Autobytel as MyRide.com moves from beta to full launch in September and we begin to expand our focus on the used segment of the market. In the near term, however, we don’t anticipate meaningful improvement in the lead revenue as we move into the traditionally slow fall months.

Average revenue per purchase request was $17.70 in the second quarter of 2007 compared with $18.51 in the year ago period and $20.30 in the first quarter of this year. The decline is primarily the result of a change in the mix of purchase requests delivered with a higher proportion of requests sold wholesale to OEMs, which generally carry a lower average price. The sequential decline also relates to the recognition in the first quarter of the $ 1.1 million of previously deferred revenue, which had the effect of increasing our average revenue per purchase request last quarter by about $1.60.

During the quarter, we delivered approximately 771,000 purchase requests compared with 799,000 in the prior year second quarter and 699,000 in the first quarter of this year. The year-over-year comparison was impacted by the market softening I just discussed while the sequential comparison reflects the increase in wholesale purchase requests.

In the second quarter of 2007, approximately 60% of our purchase requests were delivered to retail dealers compared with 63% one year ago. The remaining 40% were delivered to enterprise dealers and OEMs compared with 37% to enterprise dealers and OEMs in the second quarter of last year and 35% in the first quarter of 2007.

We delivered 195,000 finance leads in the second quarter of this year versus 207,000 in the year ago period and 199,000 in the first quarter of 2007 reflecting a bit of softness in consumer lead volume in this market.

Average revenue per finance lead in the second quarter of 2007 continued to grow coming in at $ 15.55 in the second quarter of 2007 versus $14.37 in the second quarter of 2006 and $ 15.30 in the first quarter of 2007. At the end of the 2007 second quarter, we had approximately 2,670 new car lead referral dealerships up from approximately 2,520 in the same quarter last year and up from 2,640 in the prior sequential quarter.

The company’s used car lead referral dealerships totaled approximately [CORRECTED][1,]610 at June 30, 2007 up from 1,570 at June 30, 2006 and down slightly from 1,640 at the end of the first quarter of this year.

Just a quick word on these metrics. We believe it is becoming less meaningful and useful to report our number of dealer relationships. While we will continue to focus on expanding our relationships with the dealer community, the consolidation that is occurring in the industry makes it increasingly complex to consistently distinguish and count dealer relationships versus franchises versus brands versus physical locations. As a result, in the future we plan to focus on the number of purchase requests delivered and to de-emphasize dealer count as a key metric.

Moving now to our expenses. Cost of revenue, which includes traffic acquisition costs, totaled $12.7 million or 52% of total revenue in the 2007 second quarter compared with $12.3 million or 49% of 2006 second quarter revenue and $ 11.6 million or 47% of revenue in the 2007 first quarter.

Cost of revenue was higher in the current quarter as we tapped into a greater number of third party leads to meet dealer demand. Additionally, the cost of acquiring the best quality third-party leads continues to escalate creating added pressure on margins. We expect that once MyRide is fully launched and growing, that it will mitigate this impact, as we will be able to generate more organic leads and meet the increasing demands of auto makers and dealers.

I am very pleased to see continued overall OpEx improvements. As Jim mentioned, we are committed to managing our cost structure in line with revenue generation and at appropriate levels, vis-à-vis our development, launch and marketing of MyRide.

Operating expenses for the 2007 second quarter declined almost 16% year over year to $17.4 million from $20.6 million, and declined almost 9% from $19.1 million in the first quarter of 2007, excluding the $9.9 million patent settlement gain and an accrual of $1 million for a tentative legal settlement during that quarter.

Operating costs were down from the year-ago second quarter largely as a result of lower legal expenses as well as reductions in other professional fees and certain corporate costs and lower amortization and depreciation expense.

This all brings us to a loss from continuing operations of $5.2 million, or 12 cents per fully diluted share, for the 2007 second quarter, a significant improvement over a loss of $7.4 million, or 17 cents per share, in the year-ago quarter. In the first quarter of this year, we posted income of $3.2 million, or 7 cents per share, which included the items already discussed.

Our net loss in the second quarter of 2007, including income from discontinued operations, was $1.7 million, or 4 cents per fully diluted share, versus a net loss of $7.9 million or 19 cents per share in the prior year quarter.

Non-cash, share based compensation expense in the second quarter of 2007 was $ 1 million compared with $1.2 million in the second quarter of 2006. The reduction was related to options cancelled, and options that became fully vested.

Capital expenditures related to MyRide were approximately $1.8 million in the second quarter of 2007. We spent $ 4.3 million in the first quarter of this year related to the new site, bringing us to $ 6.1 million year-to-date, and keeping us in line with our original estimate of $5 to $ 7 million for the year.

We also said that launch and marketing costs related to MyRide would total another $5 to $7 million. Our spending in this area has been pushed back by a couple of months as we continue to refine the MyRide site and user experience. We now expect to spend toward or below the lower end of that range in 2007, primarily near the end of the third quarter and into the last quarter of this year.

Turning to our balance sheet, as of June 30 2007 our domestic and restricted international cash and cash equivalents from short term investments totaled $ 28.3 million, versus $28.1 million at the end of March of this year and $26.1 million at December 31, 2006. During the quarter we received a total of $7.7 million in cash from the sales of our RPM and AIC businesses.

As with our operating expense management, we remain extremely disciplined in our balance sheet and cash management activity. We believe we have sufficient funds and access to capital markets to fully implement our growth strategies and reach our previously stated goal of profitability by the end of 2008.

Now I’d like to turn the call back to Jim for an update on the operational progress we’ve made against our strategic initiatives. Jim.

Jim Riesenbach:	Thank you Monty.

During the past quarter, our most significant event has been the introduction of the beta edition of our new consumer website, MyRide.com, which brings together focused automotive smart search capabilities with a great auto research and buying experience and rounded out with innovative social networking and multimedia capabilities. In short, a completely new and different way for consumers to experience the automotive internet.

We created MyRide to bring consumers increased and easy access to the expanding range of online automotive content and information related to the entire automotive purchase and ownership life cycle. For example, we’ve partnered with Amazon.com to give users access to an extensive automotive parts and accessory search while creating new revenue opportunities for Autobytel in a lucrative and growing field.

MyRide also offers consumers what we believe to be the Internet’s most extensive used car listings, an important component of MyRide as we seek to significantly increase Autobytel’s impact in the used car market, which currently represents only about 10% of our lead business. This opportunity provides us with tremendous longer term upside given the current trend toward an increase of consumer use of the Internet for used car shopping. More than 40 million used vehicles are sold in the United States each year, dwarfing the 16.5 million new cars sold annually.

Now let me fill you in on the site roll out. Having launched dozens of web sites and internet products over the years, I have come to know that every major web site introduction has its technical issues and the MyRide Beta roll out has been no exception. We’ve faced some technical hurdles along the way as we introduced an entirely new web platform, one that has been created so we can continuously improve and expand the user experience as well as optimize the revenue opportunities.

The Beta phase has been an opportunity for an extensive refinement and improvement from both the performance and usability standpoint and I remain very confident that when we fully launch and begin to market MyRide starting in September that this site will be in great shape to attract and build a growing audience.

While I would have preferred MyRide to be in its full market roll out sooner, our financial model did not anticipate a significant impact from MyRide in 2007, and we remain on track for our end of 2008 profitability target and our longer three to five year financial objectives.

In the shorter term, however, we do not expect to see revenue growth in the third quarter in either advertising or leads. We typically experience a moderate seasonal down turn in the leads business. In addition, we will begin to anniversary our improvements in optimizing ad revenue a year ago and it will probably be too early to see meaningful positive impact from MyRide.

Over the next several months post-launch we will begin to ramp up our marketing initiatives and spend to attract a wider range of users to the site. We plan to execute a highly focused consumer marketing and advertising strategy developed and conducted in conjunction with Young & Rubicam, one of the world’s leading advertising and marketing agencies, and KSL Media, a leader in strategic media buying.

Together, we have created a comprehensive, multi-faceted plan that will primarily utilize the power of the internet to promote the MyRide.com site and brand, generating excitement, buzz and ultimately site usage among automotive consumers.

We plan to advertise on many of the Web’s top sites, engage in proactive email campaigns and utilize search engine marketing and optimization techniques while also leveraging our extensive internal customer data base and our millions of legacy brand customers.

All of our campaigns will focus extensive ROI tracking tools to measure the effectiveness of each marketing activity and will focus our spending on the activities with the highest return.

We’ll only continue to spend where we know we are getting the appropriate return or reaching our ROI thresholds. This is the great power of marketing on the web - high visibility and control - which is why we are focusing almost all of our media spend on web-based advertising and marketing. While we roll out MyRide we will remain squarely focused on cost management and getting the best possible return for every dollar of marketing investment.

On last quarter’s conference call I devoted a good deal of time outlining the value proposition of MyRide.com to consumers. Today, I’m going to focus a bit on the other side of the equation, the significant value Autobytel brings to automotive dealers.

Our ability to roll out products and services and generate new and sustainable revenues streams is dependent on maintaining a large and strong dealer network. Much of our efforts, therefore, are geared towards building and strengthening new and existing dealer relationships by anticipating their needs and developing methods to help them achieve increased marketing success.

For the fourth consecutive quarter, we have seen growth in our dealer base versus losses in the previous seven consecutive quarters. I believe this is because we’ve worked very hard to enhance the quality of leads we have sent to our dealers, and to provide them with a wide range of tools and services they need to be effective online marketers.

A recent study conducted by Yahoo! Search Marketing concluded that before buying a car 88% of consumers do research before stepping foot in a show room and 83% of consumers use the internet to research cars prior to purchasing.

With these types of statistics, it is important for dealers to partner with a company that can provide them with a variety of effective and efficient methods to reach these consumers. We believe Autobytel is that company.

Over the last 18 months, we have been working hard to bring new products and services to auto dealers to help them generate more sales and better close rates and to build their local market brand and awareness.

First, through MyRide, we are presenting automotive marketers with new national and local online advertising opportunities, which is especially important given the current significant demand for high-quality focused ad inventory across the industry.

Once again, during the quarter ad revenue grew on both the year to year and sequential basis as we’ve made continual improvements in inventory optimization and pricing. As Monty discussed, our RPMs or revenue per thousand page views have increased year over year as a result.

We recently brought David Armitage on board as our Vice President of Advertising, and we believe his extensive network and automotive marketing experience will help us expand our innovative advertising programs and build a solid foundation for long- term growth in this area. David spent several years at Edmunds.com and revver.com, and we look forward to his growing contribution as we execute our mission of further enhancing the value and diversity of our advertising services.

Second, we are working to improve the number and quality of leads delivered to dealers. We expect MyRide to provide meaningful upside through our new and advanced multiple lead generation technology, which allows us to tie into multiple dealer networks to connect consumers with more than one dealer at the same time.

Additionally, we plan to take advantage of our new MyRide functionality, as well as favorable trends in the used car market to increase our volume of used card leads. Given seasonal trends, however, it is unlikely we will see significant change in the new car leads business in the coming two quarters.

Third, we are developing unique tools to help auto dealers be more responsive to their customers while improving their ROI by improving their closing conversion rates. Our range of new products like Rapid Response, E-mail Manager, Local Advertising, Pay-per-Call leads and preferred positioning in our used car area should allow Autobytel and MyRide to provide a strong and sustained value proposition to our dealers.

Just last week I participated in a meeting with our Dealer Advisory Board, including about a dozen dealers ranging from the largest national dealer groups to large and small individual dealers. We received outstanding and useful feedback and we plan to incorporate many of the Advisory Board’s ideas into our product features and packaging. This is reflective of the Autobytel approach, which is somewhat unique in the market today - a relentless focus on improving the value of our products and services to our clients, the auto dealers and manufacturers, based on their real and continuous input and feedback.

Finally, in addition to our focus on growing the business and creating value for our customers, we will continue our efforts to improve efficiency, reduce costs, simplify the business and streamline our internal processes.

The creation of a scalable infrastructure to support our growth is essential to achieving our profitability goals.

So in summary, we’ve made significant progress over the last three months and believe that we are heading in the right direction with a strategy that brings together the best of consumer, dealer and manufacturer offerings in today’s automotive Internet market.

We are enhancing our media-oriented focus that will take advantage of strong industry trends yet we are doing so with a continuous eye on cost management. We are building the company and MyRide for long term success, for sustained growth and for profitability and we are very confident that we will succeed.

That concludes my comments. Operator I would now like to open the call to questions. Operator?

Operator:

At this time I would like to remind all participants if you would like to ask a question please press star then the number one on your telephone keypad. We will pause for a moment to compile the Q&A roster. Your first question comes from Christa Quarles.

Christa Quarles:

Hi a couple questions. I wanted to focus in on the advertising business. The growth of 15% in the quarter. First of all I was wondering if you could give us what the page views were in the quarter but more importantly I am assuming there was no spending related to the MyRide in the quarter and I was just wondering you know, based on sort of the hard launch in Q3 whether you expect a, you know, some inaugural spending there and you know, expect to trend up on the advertising side and then you know, along on the advertising side, it looks like the sales marketing costs were a bit lower. I think, Monty you indicated that you would be spending at the low end of the 5 to 7 incremental, but I was just wondering you know, if you used the 5 to 7 baseline in Q2 to think about that. And then just another question for Monty are you going to be putting a schedule out with the restated numbers thing?

Jim Riesenbach:

Thank you Christa for the questions. This is Jim here. So this first thing as far as the spending on MyRide no we did not really put any spend against MyRide. Our plan has been to get it up in beta, refine the site, refine elements of the user experience based on real world input and improve the performance of the site prior to putting marketing dollars out there. We are now preparing in the next few weeks to start to ramp up pilot marketing spend to kind of refine elements of the buy and find out what’s actually performing best for us as I said on the earlier part of the call. We’re focused on where are we going to maximize our ROI against that marketing spend so we did not put dollars against MyRide specifically. We do continue to have overall search engine marketing spend and that’s a piece of our overall costs. At the same time that spend is divided between spend toward lead generation versus spend that generates page views. Monty did you want to address the specific questions?

Monty Houdeshell:	Yes, with respect to page views in the second quarter of 2007 they were approximately 118 million.

Christa Quarles:	And then the schedules?

Monty Houdeshell:	We haven’t published a schedule yet but we would consider doing so.

Christa Quarles:

And just to follow-up on the advertising side, Jim, there is one other thing I wanted to ask was if you had any advertising dollars generated on MyRide. I assume not and so the 16% was all of the Autobytel sites and so in theory you would expect that to accelerate in Q3.

Jim Riesenbach:

Well the answer to that is we did have some revenue although it was very small from MyRide because MyRide was really not promoted actively in the marketplace. It was something where there were page views and as those page views are generated we did monetize them on MyRide. The majority have existed again through Autobytel. Some of that has been a result of our continued optimization efforts as we mentioned our RPMs have improved and we do continue our focus on having a blend of CPMs and CPC based advertising on the sites.

As far as our direction, we do not expect that in the next quarter we are going to see a significant increase in advertising. As we get into Q4 and we start to ramp up the marketing on MyRide, we expect to see some improvement but we are not providing any specific guidance at this point.

Christa Quarles:	Okay, thanks.

Operator:	Your next question comes from Mark May from Needham & Company.

Mark May:	Okay, thanks for taking my question. This is probably for Jim, given your experience in the online media space if you look out a couple years so, you know, giving you time for some of the strategic initiatives to take hold and then the initiatives I am sure that back that in terms of monetization what do you think is a reasonable goal in terms of RPM based on you know, others and the space and the specific dynamics, you know, both within the industry today and at Autobytel.

Jim Riesenbach:

Mark, thank you for the question. I guess the way I look at this is it is a very difficult question to answer because what we’re doing with MyRide is we’re expanding into a broad range of areas. We’re actually viewing MyRide as a site that’s oriented to the entire automotive purchase and ownership lifecycle. And as a result, we’re going to be expanding into areas that are going to diversify and enhance our overall revenue stream.

But, as you build out in the social networking space, as you build out in areas like parts and accessories, the areas that are about enhancing your vehicle, areas including enthusiasm as well as service and maintenance, we expect that we’re going to find that there are some areas that are very high RPM and some areas that are lower RPM, but still higher because of the endemic nature of the category we think they are going to be higher than general pages on more general sites.

But, as we see the blended average, I think that we may find that the RPMs in total don’t grow significantly because we are going to find that some areas are going to grow significantly, some areas are going to offset that, and it’s very hard to predict because we’re expecting that we are going to see growth in all of these areas and as we’re watching something completely new and different in the market place it’s hard to know exactly what the mix of page views in the various areas are going to be.

And the other thing is as we put search engine marketing and other marketing out in the field we may find that we get a very strong ROI in some of the areas that actually generate a lower RPM and so we may put more dollars against that to initiate trial and bring people into the network which over time we think is going to create a strong lifetime value. But, that’s kind of the way we look at it. We’re looking to grow overall revenue and the specific RPMs are still going to be seen as time goes on.

Mark May:	Okay, that’s some good color, thanks.

Operator:	As a reminder if you would like to ask a question please press star one on your telephone keypad. Your next question comes from Jeff Markley from Helios.

Jeff Markley:

Hi guys, I just had a quick question on the cash balance at the end of the quarter. I believe it was at $28.3 million. Does this include all the proceeds from the AIC and RPM sales. I mean, what else do we have coming forward as far as cash payments. I know there is some money from the Dealix settlement and maybe you could refresh us how much that is and when you will receive that.

Monty Houdeshell:

Approximately, let’s see, approximately a little over $2.5 million is due on the Delix settlement next March in the first quarter of next year. There is about $ 0.5 million due from escrow contingent payment on the sale of RPM and a small amount contingent with respect to adjustments to working capital.

Jeff Markley:

Okay great and you guys did a nice job in cutting costs, particularly G&A this last quarter. Can you talk about the leveragability of your business model going forward you know as revenues begin to ramp up which we expect on the cost side.

Monty Houdeshell:

We would not expect our overhead costs to increase. As we’ve mentioned we will see some incremental spending at least around the launch related to marketing to bring traffic to the site and continued spending in that area would just depend on the ROI that we’re getting on it but it’s fundamental to our strategy going forward that we create a scalable infrastructure which means reducing overhead costs in proportion to revenue over the next couple of years.

Jeff Markley:	Okay great, that’s all I had. Good luck with the launch.

Operator:	At this time there are no further questions.

Jim Riesenbach:

Okay thank you all again for joining us this morning and for your continued support. We believe we are on the right track and are moving in the right direction and we look forward to keeping you up-to-date on our progress and thank you again.

Operator:	This concludes today’s conference you may now disconnect.